UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________________________

SCHEDULE 14A INFORMATION

______________________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-11(c) of §240.14a-12

MAWSON INFRASTRUCTURE GROUP INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MAWSON INFRASTRUCTURE GROUP INC.

July 20, 2021

Dear Stockholder:

The Board of Directors (the “Board”) of Mawson Infrastructure Group Inc. (“Mawson” or the “Company”) has approved an amendment to the Certificate of Incorporation of the Company to (i) effectuate a reverse stock split of all of the outstanding shares of our common stock, par value $0.001 per share (“Common Stock”) at a ratio of 1-10 (“Reverse Stock Split”) and (ii) decrease the Company’s authorized Common Stock from 800,000,000 shares to 120,000,000 shares (the “Capitalization Reduction”). The Board’s action to amend the Certificate of Incorporation for the Reverse Stock Split and Capitalization Reduction is subject to the approval of our stockholders.

The Board considers the Reverse Stock Split desirable to comply with the initial listing requirements of various stock exchanges as well as the likely effect on the market prices for our common stock. In addition, following the Reverse Stock Split, we will have approximately 54 million shares of Common Stock outstanding and do not require such a high amount of authorized Common Stock. We urge you to read the accompanying written consent solicitation carefully, as it contains a detailed explanation of the Reverse Stock Split and Capitalization Reduction and the reasons for the Reverse Stock Split and Capitalization Reduction. The Board believes the proposed Reverse Stock Split and Capitalization Reduction is in the best interest of the Company and its stockholders.

Please complete, date and sign the enclosed written consent solicitation and return it promptly in the enclosed envelope on or before August 30, 2021 to ensure that your vote is counted with respect to the proposed amendment to the Company’s Certificate of Incorporation for the Reverse Stock Split and Capitalization Reduction. You can also vote online at www.investorvote.com/MIGI to complete an electronic written consent solicitation. You will be asked to provide the company number and control number from the enclosed written consent solicitation. Your online vote must be received by 11:59 p.m. ET on August 29, 2021 to be counted. In addition, you can also vote by phone at 1-800-652-VOTE (8683) within the US, US territories & Canada. Outside the US, US Territories & Canada, call +1 781-575-2300. You will be asked to provide the company number and control number from the enclosed written consent solicitation. Your phone vote must be received by 11:59 p.m. ET on August 29, 2021 to be counted.

Sincerely,
/s/ James Manning
James Manning
Chief Executive Officer

MAWSON INFRASTRUCTURE GROUP INC.
Level 5, 97 Pacific Highway
North Sydney C3 NSW 2060 Australia

_______________________

CONSENT SOLICITATION STATEMENT

_______________________

INTRODUCTION

This Consent Statement is being furnished in connection with the solicitation of written consents of the shareholders of Mawson Infrastructure Group Inc. (“Mawson” or the “Company”) to amend our Certificate of Incorporation to (i) effectuate a reverse stock split of all of the outstanding shares of our common stock, par value $0.001 per share (“Common Stock”) at a ratio of 1-10 (“Reverse Stock Split”) and (ii) decrease the Company’s authorized Common Stock from 800,000,000 shares to 120,000,000 shares (the “Capitalization Reduction”). The Board considers the Reverse Stock Split desirable to comply with the initial listing requirements of various stock exchanges as well as the likely effect on the market prices for our common stock. In addition, following the Reverse Stock Split, we will have approximately 54 million shares of Common Stock outstanding and do not require such a high amount of authorized Common Stock.

We intend to mail this Consent Solicitation Statement and the accompanying consent card on or about July 26, 2021 to the holders of record of our common stock as of the close of business on July 6, 2021. This date is referred to as the “record date.” Written consents of stockholders representing a majority of the voting power of our common stock on the record date are required to approve each of the Reverse Stock Split and Capitalization Reduction.

General

The Board of Directors has elected to obtain stockholder approval for the amendment to our certificate of incorporation and Reverse Stock Split and Capitalization Reduction by written consent, rather than by calling a special meeting of stockholders. Written consents are being solicited from all of our stockholders pursuant to Section 228 of the Delaware General Corporation Law and Section 1.1 of our Bylaws.

Receipt of Consents

We must receive your written consent by 5:00 p.m., Pacific Time, on August 30, 2021 (unless extended by the Company) (the “Approval Date”) to be counted in the vote on the Reverse Stock Split.

Stockholders who wish to vote “YES” for each of the Reverse Stock Split and Capitalization Reduction should complete, sign and date the accompanying written consent card and return it to the Company in the enclosed postage prepaid envelope as soon as possible. You can also vote online at . www.investorvote.com/MIGI to complete an electronic written consent solicitation. You will be asked to provide the company number and control number from the enclosed written consent solicitation. Your online vote must be received by 11:59 p.m. ET on August 29, 2021 to be counted. In addition, you can also vote by phone at at 1-800-652-VOTE (8683) within the US, US territories & Canada. Outside the US, US Territories & Canada, call +1 781-575-2300. You will be asked to provide the company number and control number from the enclosed written consent solicitation. Your phone vote must be received by 11:59 p.m. ET on August 29, 2021 to be counted.

A written consent card returned by a stockholder will be counted “consent to,” “does not consent to” or “abstain” with respect to the Reverse Stock Split, as indicated on the consent card, with respect to all shares shown on the books of the Company as of the record date as being owned by such shareholder. Any stockholder who signs and returns the written consent card but who does not indicate a choice thereon will be deemed to have consented to the approval of each of the Reverse Stock Split and Capitalization Reduction. Stockholder approval will be effective upon receipt by the Company of affirmative written consents representing a majority of the Company’s outstanding shares, but in no event prior August 30, 2021.

Who May Vote

Only stockholders of record as of the record date of July 6, 2021 (the “Record Date”) may vote. You are entitled to one vote for each share of the Company common stock you held on the record date.

The common stock and the series A preferred stock vote together as a single class. You may vote on all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On the Record Date we had 539,192,684 shares of common stock issued and outstanding and 178 shares of series A preferred stock issued and issued and outstanding.

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date. Each holder of shares of series A preferred stock is are entitled to the number of votes equal to the number of whole share of common stock into which the shares of series A preferred stock held by such holder are convertible. As of the Record Date, the 178 shares of series A preferred stock outstanding were convertible into 178,000 shares of common stock. Accordingly, there are 539,370,684 votes outstanding voting together as a single class on the Record Date.

If you hold your stock in “street name” and you fail to instruct your broker or nominee as to how to vote your shares, your broker or nominee MAY NOT, pursuant to applicable stock exchange rules, vote your stock with respect to each of the Reverse Stock Split and Capitalization Reduction.

Vote Required

We must receive written consents representing a majority of the outstanding shares of our common stock and series A preferred stock voting together as a single class (with the series A preferred stock voting on an as-converted basis) for approval of the Reverse Stock Split. Accordingly, abstentions from voting will have the effect of a vote “against” each of the Reverse Stock Split and Capitalization Reduction.

Revocation of Consent

You may withdraw or change your written consent before the solicitation period expires August 30, 2021. You will need to send a letter to the Company’s corporate secretary stating that you are revoking your previous vote.

Absence of Appraisal Rights

Stockholders who abstain from consenting with respect to each of the Reverse Stock Split and Capitalization Reduction, or who withhold consent to the amendment, do not have the right to an appraisal of their shares of common stock or any similar dissenters’ rights under applicable law.

Expenses of this Solicitation

This solicitation is being made by the Company’s Board, and we will bear the costs of such solicitation, including preparation, printing and mailing costs. Written consents will be solicited principally through the mails, but our directors, officers and employees may solicit written consents personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these consent solicitation materials to stockholders whose stock in the Company is held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with this consent solicitation, if management determines it advisable.

The Board of Directors recommends that the stockholders give their written consent in favor of each of the Reverse Stock Split and Capitalization Reduction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information with respect to the beneficial ownership of our common stock as of July 6, 2021 for:

•        each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock; and

•        each of our directors and executive officers.

Percentage ownership is based on 539,192,684 shares of common stock outstanding as of July 6, 2021, which is giving effect to the number of shares of our common stock outstanding following the Closing Date.

Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our Common Stock subject to options, warrants, notes or other conversion privileges currently exercisable or convertible, or exercisable within 60 days of the date of this table, are deemed outstanding for computing the percentage of the person holding such option, warrant, note, or other convertible instrument but are not deemed outstanding for computing the percentage of any other person. Where more than one person has a beneficial ownership interest in the same shares, the sharing of beneficial ownership of these shares is designated in the footnotes to this table.

	Shares of Beneficially Owned
	Number	Percent
Principal Stockholder:
Defender Equities Pty Ltd(1)	37,582,650	6.97%
Manning Capital Holdings Pty Ltd(2)	47,971,350	8.90%
Inbocalupo Pty Ltd(3)	48,888,000	9.07%
Directors and Executive Officers†
Yossi Keret(4)	225,000	*
Or Eisenberg(5)	1,049,433	*
Greg Martin(6)	558,668	*
James Manning(7)	88,093,548	16.34%
Michael Hughes(8)	3,595,407	*
Liam Wilson(9)	52,677	*

All officers and directors as a group (6 persons)		16.34%

____________

*        Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)      These shares are beneficially owned by Defender Equities Pty Ltd, whose address is Level 5, 97 Pacific Highway, North Sydney 2060, Australia.

(2)      These shares are beneficially owned by Manning Capital Holdings Pty Ltd, whose address is Level 6, 211 Victoria Square, Adelaide SA 5000, Australia.

(3)      These shares are beneficially owned by Mr. Hughes-Jones, the Chief Commercial Officer of Mawson, whose address is at our headquarters.

(4)      These shares are beneficially owned by Mr. Yosef Keret, a member of our Board of Directors, whose address is at our headquarters. Includes (i) 25,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 28, 2021, which options have exercise price of $3.59 per share of common stock and expire on April 4, 2025, and (ii) 25,000 RSUs that are exercisable within 60 days of April 28, 2021.

(5)      These shares are beneficially owned by Mr. Eisenberg, our chief financial officer, whose address is at our headquarters. Includes (i) 36,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 28, 2021, which options have exercise price of $3.59 per share of common stock and expire on April 4, 2025, and (ii) 17,500 RSUs that are exercisable within 60 days of April 28, 2021.

(6)      These shares are beneficially owned by Mr. Martin, a member of the Board of Directors, whose address is at our headquarters.

(7)      These shares are beneficially owned (directly and indirectly) by Mr. Manning, a member of the Board of Directors and Chief Executive Officer of Mawson, whose address is at our headquarters. Includes shares held by Manning Capital Holdings Pty Ltd, to which Mr. Manning has shared voting and investment power and shares held by Defender Equities Pty Ltd and Robbins Estate Pty Ltd.

(8)      These shares are beneficially owned by Mr. Hughes, a member of the Board of Directors, whose address is at our headquarters. Includes shares held by Mr. Hughes’s wife, Jane MacDonald Hughes to which Mr. Hughes has shared voting and investment power.

(9)      These shares are beneficially owned by Mr. Wilson, the Chief Operating Officer of Mawson, whose address is at our headquarters.

APPROVAL OF AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AT A RATIO OF 1-FOR-10

General

Our Board has unanimously adopted a resolution declaring advisable, and recommending to our stockholders for their approval, an amendment to Article III of our certificate of incorporation authorizing a reverse stock split of all of the outstanding shares of our Common Stock at a ratio of 1-for-10 (a “Reverse Stock Split”), and granting the Board the discretion to file a certificate of amendment to our certificate of incorporation with the Secretary of State of the State of Delaware. The form of the proposed amendment is attached to this proxy statement as Annex A (the “Reverse Stock Split Amendment”).

If the Board determines to effect the Reverse Stock Split, the Company would file an amendment to our certificate of incorporation with the Delaware Secretary of State, which would be substantially in the form of the Reserve Stock Split Amendment attached to this proxy statement as Annex A. The Company would also obtain a new CUSIP number for the Common Stock at the time of the Reverse Stock Split.

Purpose

The purpose of the proposed Reverse Stock Split is to decrease the total number of shares of our Common Stock outstanding and increase the market price and liquidity of our Common Stock. The Board intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is in the best interests of the Company and is likely to improve the trading price of our Common Stock, which would improve our ability to list shares of our Common Stock on a national securities exchange. One of the listing requirements on a national securities exchange is that the bid price of our Common Stock is at a specified minimum per share. We believe that listing our Common Stock on a national securities exchange would improve the marketability and liquidity of our Common Stock by making it available to a broader range of potential investors, while decreasing the volatility that our stock price has experienced in the over-the-counter market. We believe that the Reverse Stock Split should be a substantial basis for achieving the stock bid price necessary for a national stock market listing. However, following the Reverse Stock Split (if implemented), there can be no assurance that the market price of our Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split or that the market price of the post-split Common Stock can be maintained at the minimum trading price required by a national securities exchange or that we will list our shares of Common Stock on any national securities exchange. If the trading price of our Common Stock increases without the Reverse Stock Split, the Board may use its discretion not to implement the Reverse Stock Split.

We have not proposed the Reverse Stock Split in response to any effort of which we are aware to accumulate our Common Stock or obtain control of the Company, nor is it a plan by management to recommend a series of similar actions to our Board or our stockholders. The Board does not intend for any of these transactions to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

We do not believe that our officers or directors have interests in the Proposal that are different from or greater than those of any other of our stockholders.

If the Board ultimately determines to effect the Reverse Stock Split, no action on the part of the stockholders is required. The Board may determine to delay the Reverse Stock Split or determine not to effect the Reverse Stock Split at all.

Effects of the Reverse Stock Split

After the effective date of a proposed Reverse Stock Split, each stockholder will own a reduced number of shares of Common Stock. As of July 6, 2021, approximately 539,192,684 shares of Common Stock were issued and outstanding. Following the Reverse Stock Split, we would have approximately 53,919,268 shares of Common Stock issued and outstanding (without giving effect to fractional shares)

If implemented, the number of shares of our Common Stock owned by each of our stockholders will be reduced by the same proportion as the reduction in the total number of shares of our Common Stock outstanding. The Reverse Stock Split will affect all common stockholders uniformly and will not affect any stockholders’ percentage interest in the Company (except for stockholders receiving one whole share for a fractional share interest). Neither the authorized but unissued shares of Common Stock nor the par value for our Common Stock will adjust as a result of the Reverse Stock Split. None of the rights currently accruing to holders of our Common Stock will be affected by the Reverse Stock Split. The Reverse Stock Split will also not affect the ability of the Board to designate preferred stock, and the par value and authorized shares of the Company’s preferred stock will not be adjusted as a result of the Reverse Stock Split.

Stockholders should also recognize that once the Reverse Stock Split is effected, they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the Reverse Stock Split divided by 10). While we expect that the Reverse Stock Split will result in an increase in the per share price of our Common Stock, the Reverse Stock Split may not increase the per share price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding. It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding. The history of similar reverse stock split for companies in similar circumstances is varied. We cannot predict the effect of the Reverse Stock Split upon the market price over an extended period and, in some cases, the market value of a company’s common stock following a reverse stock split declines.

Once the Reverse Stock Split is effected and should the per-share price of our Common Stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

Further, an effect of the existence of authorized but un-issued capital stock may be to enable the Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company’s management. If, in the due exercise of its fiduciary obligations, for example, the Board were to determine that a takeover proposal was not in the Company’s best interests, such shares could be issued by the Board without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The Company does not have any current plans, proposals, or arrangements to propose any amendments to its amended and restated certificate of incorporation or its bylaws that would have a material anti-takeover effect.

Moreover, as a result of the Reverse Stock Split, some stockholders may own less than 100 shares of the Common Stock. A purchase or sale of less than 100 shares, known as an “odd lot” transaction, may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than 100 shares following the Reverse Stock Split may be required to pay higher transaction costs if they sell their shares of Common Stock.

No fractional shares of post-Reverse Stock Split Common Stock will be issued to any stockholder. In lieu of any such fractional share interest, each holder of pre-Reverse Stock Split Common Stock who would otherwise be entitled to receive a fractional share of post-Reverse Stock Split Common Stock will in lieu thereof receive one full share upon surrender of certificates formerly representing pre-Reverse Stock Split Common Stock held by such holder.

Effects of the Reverse Stock Split on Outstanding Series A Preferred Stock

If the Reverse Stock Split is effected, any outstanding shares of series A preferred stock entitling their holders to convert such preferred shares into our shares of Common Stock will have their conversion price increased in direct proportion to the Reverse Stock Split ratio. This increase in conversion price will reduce the number of shares of common stock each series A preferred shareholder will receive upon conversion.  Each share of series A preferred stock is convertible into a number of shares of Common Stock equal to1,000.   As of July 6, 2021, there were 178 shares of series A preferred stock outstanding convertible into 178,000 shares of Common Stock.  Based on the 1-for-10 Reverse Stock Split, the 178 outstanding shares of series A preferred stock would be convertible into 17,800 shares of Common Stock

Effects of the Reverse Stock Split on Outstanding Convertible Notes

If the Reverse Stock Split is effected, any outstanding convertible notes entitling their holders to convert such preferred shares into our shares of Common Stock will have their conversion price increased in direct proportion to the 1-10 Reverse Stock Split ratio.   This increase in conversion price will reduce the number of shares of Common Stock each noteholder will receive upon conversion.  Currently, our convertible notes have a conversion price of $0.00.   As of July 6, 2021, there was $21,569,530 of convertible notes outstanding convertible at a conversion price of approximately $0.34 into 63,626,903 shares of Common Stock.  Based on the 1-for-10 Reverse Stock Split, the conversion price for the convertible notes would increase to approximately $3.40 and the $21,569,530 of convertible notes would be convertible into 6,362,690 shares of Common Stock.

Effects of the Reverse Stock Split on Outstanding Options and Warrants to Purchase Common Stock

If the Reverse Stock Split is effected, any outstanding options or warrants entitling their holders to purchase shares of our Common Stock will be proportionately changed by our Board in the same ratio as the reduction in the number of shares of outstanding Common Stock, except that any fractional shares resulting from such reduction will be rounded down to the nearest whole share to comply with the requirements of Code Section 409A. Correspondingly, the per share exercise price of such options or warrants will be increased in direct proportion to the Reverse Stock Split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to such securities will remain unchanged.

Effects of the Reverse Stock Split on Our 2012 and 2018 Stock Incentive Plans

Effective February 6, 2012, the Company’s board of directors stockholders approved and adopted the Company’s 2012 Stock Incentive Plan (the “2012 Plan”). With respect to the number of shares reserved for issuance under our Plan, our Board will proportionately reduce such reserve in accordance with the terms of the Plan.  As of July 6, 2021, there were 45,370 shares of Common Stock reserved for issuance under the 2012 Plan, of which 40,474 remained available for future awards, and following the Reverse Stock Split, if any, such reserve will be reduced in direct proportion to the 1-10 Reverse Stock Split ratio.

Effective February 22, 2018, the Company’s board of directors stockholders approved and adopted the Company’s 2018 Stock Incentive Plan (the “2018 Plan”). With respect to the number of shares reserved for issuance under our Plan, our Board will proportionately reduce such reserve in accordance with the terms of the Plan.  As of July 6, 2021, there were 4,741,534 shares of Common Stock reserved for issuance under the 2018 Plan, of which 3,184,813 remained available for future awards, and following the Reverse Stock Split, if any, such reserve will be reduced in direct proportion to the 1-10 Reverse Stock Split ratio.

Appraisal Rights

No stockholder will have appraisal or dissenter’s rights with respect to the Proposal.

Increase of Shares of Common Stock Available for Future Issuance

As a result of the Reverse Stock Split, there will be a reduction in the number of shares of our Common Stock issued and outstanding, resulting in an increase in the number of authorized shares that will be unissued and available for future issuance after the Reverse Stock Split. The Board will have the authority, subject to applicable securities laws and, to the extent applicable, securities exchange listing requirements, to issue all authorized and unissued shares without further stockholder approval, upon such terms and conditions as the Board deems appropriate. The Company does not presently have any definitive agreement(s) to issue any shares of Common Stock available as a result of the Reverse Stock Split.

Holders of our Common Stock have no pre-emptive or other subscription rights.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the Reverse Stock Split to U.S. holders (as defined below). This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to U.S. holders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

This discussion does not address tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, U.S. holders whose functional currency is not the U.S. dollar, partnerships (or other flow-through entities for U.S. federal income purposes and their partners or members), persons who acquired their shares in connection with employment or other performance of services, broker-dealers, foreign entities, non-resident alien individuals and tax-exempt entities. This summary also assumes that the shares of Common Stock are held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

Pursuant to the Reverse Stock Split, each holder of our Common Stock outstanding immediately prior to the effectiveness of the Reverse Stock Split will become the holder of fewer shares of our Common Stock after consummation of the Reverse Stock Split.

Other than with respect to any stockholder that receives a full share for a fractional share, a stockholder generally will not recognize a gain or loss by reason of such stockholder’s receipt of post-Reverse Stock Split shares pursuant to the Reverse Stock Split solely in exchange for pre-Reverse Stock Split shares held by such stockholder immediately prior to the Reverse Stock Split. A stockholder’s aggregate tax basis in the post-Reverse Stock Split shares received pursuant to the Reverse Stock Split (including any fractional shares) will equal the stockholder’s aggregate basis in pre-Reverse Stock Split shares exchanged therefore and will be allocated among the post-Reverse Stock Split shares received in the Reverse Stock Split on a pro-rata basis. Stockholders who have used the specific identification method to identify their basis in the pre-Reverse Stock Split shares held immediately prior to the Reverse Stock Split should consult their own tax advisers to determine their basis in the post-Reverse Stock Split shares received in exchange therefor in the Reverse Stock Split. A stockholder’s holding period in the post-Reverse Stock Split shares received pursuant to the Reverse Stock Split will include the stockholder’s holding period in the pre-Reverse Stock Split shares surrendered in exchange therefore, provided the pre-Reverse Stock Split shares surrendered are held as capital assets at the time of the Reverse Stock Split.

A stockholder that receives a full share for a fractional share may be treated as though it received a distribution from the Company to the extent that the value of the full share exceeds the value of the fractional share the stockholder otherwise would have received. Such distribution would be a dividend to the extent of the Company’s current or accumulated earnings and profits. Any amount in excess of earnings and profits would reduce the shareholder’s basis in his or her shares by the amount of such excess. The portion of the full share in excess of the fractional share would have a basis equal to the amount recognized as a dividend and the holding period for such share would begin on the date of the deemed distribution. Stockholders should consult their own tax advisors to determine the consequences to them of receiving a full share in exchange for a fractional share.

No gain or loss will be recognized by us as a result of the Reverse Stock Split.

Accounting Matters

The proposed amendment to the Company’s certificate of incorporation to effect the Reverse Stock Split will not affect the par value of our Common Stock per share. As a result, on the effective date of the Reverse Stock Split, if any, the stated capital on our balance sheet will be reduced proportionately based on the Reverse Stock Split ratio, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split would be recast to give retroactive effect to the Reverse Stock Split. As described above under “Effects of the Reverse Stock Split on Outstanding Options and Warrants to Purchase Common Stock and on the Convertible Notes,” the per share exercise price of outstanding options and warrants would increase proportionately, and the number of shares of our Common Stock issuable upon the exercise of outstanding options and warrants would decrease proportionately, in each case based on the Reverse Stock Split ratio determined by the Board.

Exchange Act Matters

Our Common Stock is currently registered under the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split, if implemented, will not affect the registration of our Common Stock under the Exchange Act or our reporting or other requirements thereunder. Our Common Stock is currently quoted on the OTC Markets under the symbol “MIGI”. Unless the Reverse Stock Split is done in connection with an initial listing on a national stock exchange, our Common Stock is expected to continue to be quoted on the OTC Markets. The CUSIP number for our Common Stock will also change in connection with the Reverse Stock Split and will be reflected on new certificates issued by the Company and in electronic entry systems.

Effective Date

A proposed Reverse Stock Split, if approved by our stockholders, would become effective when certificate of amendment to our certificate of incorporation is filed with the Delaware Secretary of State, which would be substantially in the form of the Reverse Stock Split Amendment attached to this proxy statement as Annex A. On the effective date of the Reverse Stock Split, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the 1-10 Reverse Stock Split ratio. As soon as practical after the effective date, the stockholders will be notified that the Reverse Stock Split has been effected.

Effect on Registered and Beneficial Stockholders

Upon the Reverse Stock Split, the Company intends to treat stockholders holding shares of our Common Stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as stockholders of record whose shares of Common Stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our Common Stock in “street name”; however, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of our Common Stock with a bank, broker or other nominee, and have any questions in this regard, we encourage you to contact your nominee.

Effect on “Book-Entry” Stockholders of Record

The Company’s stockholders of record may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of our Common Stock. They are, however, provided with a statement reflecting the number of shares of Common Stock registered in their accounts.

If you hold registered pre-Reverse Stock Split shares in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares in registered book-entry form, if applicable. A transaction statement will automatically be sent to your address of record as soon as practicable after the effective time of the Reverse Stock Split indicating the number of post-Reverse Stock Split shares you hold.

Exchange of Stock Certificates

Some stockholders of record hold their shares of our Common Stock in certificate form or a combination of certificate and book-entry form. If any of your shares of our Common Stock are held in certificate form, our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective time, a letter of transmittal will be sent to our stockholders of record as of the effective time for purposes of surrendering to the transfer agent certificates representing pre-Reverse Stock Split shares in exchange for certificates representing post- Reverse Stock Split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time of the Reverse Stock Split, any certificates formerly representing pre-Reverse Stock Split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-Reverse Stock Split shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Required Vote

The approval of the amendment to our certificate of incorporation to effect the Reverse Stock Split requires the affirmative “FOR” vote of a majority of the shares of common stock and series A preferred stock voting together as a single class. Unless marked to the contrary, proxies received will be voted “FOR” the proposal to amend our certificate of incorporation to effect the Reverse Stock Split.

Recommendation

Our Board of Directors recommends a vote FOR the proposal to approve the amendment to our certificate of incorporation to effect the Reverse Stock Split.

APPROVAL OF AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO EFFECT A REDUCTION IN OUR AUTHORIZED COMMON STOCK

General

The proposed amendment to our Certificate of Incorporation includes a reduction in our number of authorized shares of Common Stock. Currently, we may issue up to 800,000,000 shares of Common Stock, and we propose to reduce that number to120,000,000 at the same time that we effect the reverse stock split. If the Board, in its sole discretion, determines not to implement the reverse stock split, then we will not reduce our authorized shares and we will continue to be authorized to issue up to 800,000,000 shares of Common Stock.

The reduction in authorized shares will not be directly proportional to the reverse stock split. If the number of authorized shares were to be reduced by the same 1 for 10 ratio as the reverse stock split, we would be left with 80,000,000 authorized shares. Instead, the Board has determined to reduce the number of authorized shares from 800,000,000 to 120,000,000. The Board believes that 80,000,000 authorized shares would not provide adequate flexibility to the Company to engage in future capital raising transactions, acquisitions or other transactions which might require the issuance of Common Stock. If we were only authorized to issue 80,000,000 shares, based on the number of shares currently outstanding and the number of shares reserved for issuance pursuant to stock options, warrants, preferred stock and convertible notes, we would only be able to issue approximately an additional 13,989,857 shares of Common Stock in future transactions. If we are authorized to issue 120,000,000 shares of Common Stock, then we will be able to issue approximately an additional 53,989,857 shares of Common Stock.

Reasons for the Reduction in Authorized Shares

The Company pays franchise tax in Delaware based upon the number of shares of Common Stock and Preferred Stock that the Company is authorized to issue applying either the par value or an assumed par value (based upon the total assets divided by the number of shares that are outstanding). Without a reduction in the 800,000,000 authorized shares of Common Stock, the estimated annual franchise tax is expected to increase to be approximately $6,000. By reducing the authorized shares to 120,000,000, the franchise tax would only be approximately $1,000. Additionally, the reduction in the number of authorized shares would decrease the potential dilution to our stockholders following the reverse stock split. Of the 800,000,000 shares of Common Stock we are currently authorized to issue, approximately 540 million shares are now outstanding. After we implement the reverse stock split, we will have approximately 54 million shares outstanding. If we do not reduce the number of authorized shares, we could potentially issue up to 746 million shares of Common Stock, which could substantially dilute the ownership of the Company by our existing stockholders. If we reduce the number of shares we are authorized to issue after we implement the reverse stock split to 120,000,000, then we could issue approximately 54 million shares (taking into account shares currently outstanding and the number of shares reserved for issuance pursuant to stock options, warrants, preferred stock and convertible notes). Although the issuance of these shares would still be dilutive to our current stockholders, the potential dilution would be substantially less than that which would be possible if our authorized shares remain at 800,000,000. The Board also believes that 800,000,000 authorized shares of Common Stock would be disproportionately large in relation to the Company’s outstanding Common Stock after the reverse stock split. This could make it more difficult for the Company to obtain equity financing in the future because the Company would have the ability to dilute equity investments significantly at any time.

Required Vote

The approval of the amendment to our certificate of incorporation to effect the Capitalization Reduction requires the affirmative “FOR” vote of a majority of the shares of common stock and series A preferred stock voting together as a single class. Unless marked to the contrary, proxies received will be voted “FOR” the proposal to amend our certificate of incorporation to effect the Capitalization Reduction.

Recommendation

Our Board of Directors recommends a vote FOR the proposal to approve the amendment to our certificate of incorporation to effect the Capitalization Reduction.

FORWARD LOOKING STATEMENTS

This Consent Solicitation Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be made directly in this Consent Solicitation Statement and they may also be made a part of this Consent Solicitation Statement by reference to other information filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”

Words such as “anticipate,” “expect,” “intend,” “plan” and words of and terms of similar substance used in connection with any discussion of future operating or financial performance, or any potential transaction, identify forward looking statements. All forward-looking statements are management’s present estimates of future events and are subject to a number of factors and uncertainties. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated.

Our stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this Consent Solicitation Statement or as of the date of any document incorporated by reference in this Consent Solicitation Statement, as applicable. We are under no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at http://www.sec.gov.

In addition, our Company website can be found on the Internet at www.mawsoninc.com. The website contains information about us and our operations. Copies of each of our filings with the SEC on Form 10-K, Form 10-Q and Form 8-K, and all amendments to those reports, can be viewed and downloaded free of charge as soon as reasonably practicable after the reports and amendments are electronically filed with or furnished to the SEC. To view the reports, access the Company’s website, www.mawsoninc.com, and click on “Investors — SEC filings”.

DATED: July 20, 2021	MAWSON INFRASTRUCTURE GROUP INC.
/s/ James Manning
James Manning
Chief Executive Officer

ANNEX A

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
MAWSON INFRASTRUCTURE GROUP INC.

Mawson Infrastructure Group Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:

1.      The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation described herein, and the Corporation’s stockholders duly adopted such amendment, all in accordance with the provisions of Section 242 of the DGCL.

2.      Section 3.1(i) of Article III of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety such that, as amended, said section shall read in its entirety as follows:

“(i) The total number of shares of stock which the Corporation shall have authority to issue is 120,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.”

3.      Article III of the Certificate of Incorporation is hereby amended by adding the following paragraph to succeed the first paragraph of such article:

Without regard to any other provision of this certificate of incorporation, each ten (10) shares of Common Stock issued and outstanding, immediately prior to the time this amendment becomes effective shall be and hereby are automatically reclassified and changed (without any further act) into one (1) fully-paid and nonassessable share of Common Stock, provided that in the event a stockholder would otherwise be entitled to a fraction of a share pursuant to the provisions of this paragraph four of Article III, such stockholder shall receive one whole share of Common Stock in lieu of such fractional share and no fractional shares shall be issued.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this _____ day of __________, 2021.

MAWSON INFRASTRUCTURE GROUP INC.
By:
James Manning, Chief Executive Officer

A-1

MAWSON INFRASTRUCTURE GROUP INC.
C/O COMPUTERSHARE INVESTOR SERVICES
P.O. Box 505005
Louisville, KY 40233-5005
United States of America

VOTE BY INTERNET — www.investorvote.com/MIGI

Use the Internet to transmit your voting instructions. Vote by 11:59 P.M. ET on 08/29/2021. Have your written consent solicitation in hand when you access the web site and follow the instructions.

VOTE BY PHONE — 1-800-652-VOTE (8683) within the US, US territories & Canada. Outside the US, US Territories & Canada, call +1 781-575-2300. Standard rates apply

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 08/29/2021. Have your written consent soliciation in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your written consent solicitation and return it in the postage-paid envelope we have provided or return it to Computershare Investor Services, P.O. Box 505005, Louisville, KY 40233-5005, USA.

WRITTEN CONSENT OF STOCKHOLDERS OF MAWSON INFRASTRUCTURE GROUP INC.
APPROVING AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECTUATE THE 1-FOR-10 REVERSE STOCK SPLIT AND REDUCE THE AUTHORIZED COMMON STOCK TO 120,000,000 SHARES

The undersigned shareholder(s) of Mawson Infrastructure Group Inc. (the “Company”) hereby:

Proposal 1:

☐	CONSENTS TO	☐	DOES NOT CONSENT TO	☐	ABSTAINS WITH RESPECT TO

a proposal to amend ARTICLE III of the Company’s Certificate of Incorporation to effect the 1-10 reverse stock split of the Company’s outstanding common stock (the “Reverse Stock Split”) as described in the accompanying Consent Solicitation Statement of the Company dated July 20, 2021.

Proposal 2:

☐	CONSENTS TO	☐	DOES NOT CONSENT TO	☐	ABSTAINS WITH RESPECT TO

a proposal to amend ARTICLE III of the Company’s Certificate of Incorporation to reduce the authorized Common Stock to 120,000,000 shares (“Capitalization Reduction”) shares as described in the accompanying Consent Solicitation Statement of the Company dated July 20, 2021.

By signing this written consent, a stockholder of the Company shall be deemed to have voted all shares of the Company’s common stock and/or series A preferred stock which he or she is entitled to vote in accordance with the specifications made above, with respect to each of the Reverse Stock Split and Capitalization Reduction described above. If a stockholder signs and returns this written consent, but does not indicate thereon the manner in which he or she wishes his or her shares to be voted with respect to the proposal described above, then such shareholder will be deemed to have given his or her affirmative written consent in favor of approval of each of the Reverse Stock Split and Capitalization Reduction.

THIS WRITTEN CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS WRITTEN CONSENT MAY BE REVOKED AT ANY TIME PRIOR TO AUGUST 30, 2021 BY FILING A WRITTEN INSTRUMENT REVOKING THE CONSENT WITH THE COMPANY’S SECRETARY.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT YOU GIVE YOUR AFFIRMATIVE WRITTEN CONSENT IN FAVOR OF APPROVAL OF EACH OF THE REVERSE STOCK SPLIT AND CAPITALIZATION REDUCTION.

(Number of Shares)

Date:

(Please Print Name)

(Signature of Shareholder)

(Please Print Name)

(Signature of Shareholder)

(Please date this written consent and sign your name as it appears on your stock certificate. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

Please complete and return to the Company by August 30, 2021.